August 8, 2005

Markland Technologies, Inc.

88 Royal Little Drive

Providence, RI  02904

Ladies and Gentlemen:

We are furnishing this opinion of counsel to Markland Technologies, Inc., a Florida corporation (the "Company"), for filing as Exhibit 5.1 to the Registration Statement on Form SB-2, File No. 333-126051, initially filed on June 22, 2005 and amended on the date hereof, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the proposed public offering by security holders of the Company of up to 289,345,932 shares of the Company's common stock, $.0001 par value per share (the "Shares").

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company, as amended; (b) the Bylaws of the Company; (c) the Registration Statement; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  In delivering this opinion, we have also assumed that the temporary order of the United States District Court for the Southern District of New York, dated July 28, 2005, enjoining the Company from issuing shares of its common stock upon conversion of certain shares of its Series D Preferred Stock issued pursuant to certain Exchange Agreements, dated June 20, 2005, will have been dissolved before any such shares have been issued, and no further order of such court, or any other court having jurisdiction, shall have been issued in lieu thereof.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that (a) with respect to those Shares that are currently outstanding, when sold, they will be legally issued, fully paid and nonassessable, and (b) with respect to those Shares that have not yet been issued, when such shares are issued and sold, they will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

Very truly yours,

FOLEY HOAG LLP

By:  /s/David A. Broadwin
      a Partner